EXHIBIT 21

FIRSTENERGY CORP.
LIST OF SUBSIDIARIES OF THE REGISTRANT

As of
December 31, 2024

FirstEnergy Service Company - Incorporated in Ohio
FirstEnergy Pennsylvania Electric Company - Incorporated in Pennsylvania
FirstEnergy Transmission, LLC - Organized in Delaware
FirstEnergy Ventures Corp. - Incorporated in Ohio
Jersey Central Power & Light Company - Incorporated in New Jersey
Monongahela Power Company - Incorporated in Ohio
Ohio Edison Company - Incorporated in Ohio
The Cleveland Electric Illuminating Company - Incorporated in Ohio
The Potomac Edison Company - Incorporated in Maryland
The Toledo Edison Company - Incorporated in Ohio